UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 5, 2013

Wachovia Preferred Funding Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-31557	56-1986430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 South 7th Street Minneapolis, Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(855) 825-1437

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 5, 2013, Wachovia Preferred Funding Corp. (the “Company”) submitted a redemption notice to the holders of the Company’s 7.25% Non-cumulative Series A Preferred Securities (the “Securities”), which will result in the redemption of the Securities in whole on January 2, 2014 at a redemption price equal to $25 per security, plus authorized, declared, but unpaid dividends to the redemption date in the amount specified below. The redemption price will not include the regular fourth quarter dividend that will be paid on December 31, 2013. This action constitutes a redemption as a result of a “Regulatory Capital Event” under the Certificate of Designations for the Securities. The Company has determined, confirmed by an opinion of outside counsel, that a Regulatory Capital Event occurred as a result of the adoption by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System of final rules entitled “Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule.” In accordance with the terms of the Securities, the Company obtained prior approval from the Office of the Comptroller of the Currency to redeem the Securities because the Company is a subsidiary of Wells Fargo Bank, N.A.

Security	Par Value	Authorized Dividends	Redemption Price	CUSIP	NYSE Trading Symbol	Redemption Date	Redemption Agent
7.25% Non-cumulative Series A Preferred Securities	$750,000,000 ($25 per Security)	$302,070 ($0.010069 per Security)	$750,302,070 ($25.010069 per Security)	92977V206	WNAPr	January 2, 2014	Wells Fargo Bank, N.A. 1110 Centre Pointe Curve Suite 101 Mendota Heights, MN 55120 1-800-468-9716

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA PREFERRED FUNDING CORP.

Date: November 5, 2013	By:	/s/ Jeannine E. Zahn
	Name:	Jeannine E. Zahn
	Title:	Senior Vice President and Secretary